EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

AVI BioPharma, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-160922, 333-150021, 333-133211, 333-86778, 333-105412, 333-68502, 333-45888, 333-138299, 333-93135, and 333-86039) on Form S-3 and (Nos. 333-101826, 333-49996, 333-49994, and 333-34047) on Form S-8 of AVI BioPharma, Inc. (a developmental stage company) of our report dated March 14, 2011 with respect to the balance sheets of AVI BioPharma, Inc. as of December 31, 2010 and 2009 and the related statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010 and the information included in the cumulative from inception presentations for the period January 1, 2002 to December 31, 2010 (not separately presented), and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of AVI BioPharma, Inc.

/s/ KPMG LLP

Seattle, Washington

March 14, 2011